Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-1/A, for KAT Gold Holdings Corp. (FKA Bella Viaggio, Inc.)  of our report dated April 13, 2012, relating to the consolidated balance sheets of KAT Gold Holdings Corp. . (FKA Bella Viaggio, Inc.) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2011 and 2010. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Bongiovanni & Associates, CPA’s
Bongiovanni & Associates, CPA’s
Cornelius, North Carolina
July 10, 2012